Exhibit 99.2

ARIAD Presents Updated Phase 1/2 Data on AP26113 in Patients with ALK+ Non-Small Cell Lung Cancer

Investor Briefing and Webcast on Monday, June 2 at 7:30 a.m. CT

CHICAGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 31, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical results on its investigational tyrosine kinase inhibitor (TKI), AP26113, in patients with advanced non-small cell lung cancer (NSCLC) from an ongoing Phase 1/2 trial. These study results show anti-tumor activity of AP26113 in patients with crizotinib-resistant anaplastic lymphoma kinase (ALK) positive NSCLC, including patients with brain metastases. Crizotinib is approved for ALK-positive NSCLC patients.

The updated Phase 1/2 results are being presented this afternoon at the 2014 American Society of Clinical Oncology (ASCO) annual meeting in Chicago.

Phase 1/2 Study Design

The objectives of the Phase 1 portion of the trial were to characterize the safety and tolerability of AP26113, pharmacokinetics, and preliminary anti-tumor activity and to determine the recommended dose for further study of AP26113 in subsequent clinical trials. The trial used an open-label, dose-escalating design. The study initially identified a recommended Phase 2 dose of 180 mg administered orally once daily.

A total of 125 patients have been enrolled in the ongoing Phase 1/2 trial. The Phase 2 portion of the trial enrolled 59 patients and began in June 2013 in the United States and Europe. This portion of the trial consists of five expansion cohorts. The data presented at ASCO focus on the 71 patients with a history of ALK+ tumors in the entire trial. Fifty-three of these patients currently remain on study.

“The data from the Phase 2 portion of the trial show that AP26113 exhibits anti-tumor activity in patients with crizotinib-resistant ALK rearranged NSCLC, as well as crizotinib-naïve ALK rearranged NSCLC,” stated Scott N. Gettinger, M.D., associate professor of medicine at Yale School of Medicine. “Importantly, AP26113 demonstrates activity against brain metastases in patients with prior crizotinib therapy, including responses of clinically meaningful duration.”

Key data from the study include:

Safety and Tolerability – All Patients Enrolled

  The most common adverse events (AEs), regardless of treatment relationship and including all grades, were nausea (40%), fatigue (34%), and diarrhea (34%).
  Adverse events, grade 3 or higher, were uncommon. Treatment-related events occurring in three or more patients were dyspnea (4%), hypoxia (4%), and fatigue (2%).
  Serious AEs, all causality, occurring in three or more patients were dyspnea (7%), hypoxia (4%), pneumonia (4%), neoplasm progression (2%), and pulmonary embolism (2%).
  Early onset pulmonary symptoms were observed in 12 of 125 (10%) patients enrolled in the study and occurred more frequently at doses of 180 mg per day and higher compared to the lower doses of 90 mg or 120 mg per day. These early-onset pulmonary symptoms included dyspnea, hypoxia, and new pulmonary opacities on chest computed tomography suggestive of pneumonia or pneumonitis. These symptoms occurred within 7 days of initiation of AP26113 and required medical intervention.
  To minimize the early-onset pulmonary symptoms observed, two additional dosing regimens were examined in the phase 2 portion of the trial: 90 mg per day for 1 week followed by 180 mg per day (n=28) and 90 mg per day continuously (n=10). The incidence of early onset pulmonary symptoms in these two dosing regimens was 0 of 28 and 1 of 10 patients, respectively. Overall, only 1 out of 38 patients (3%) who began dosing at 90 mg per day had early-onset pulmonary symptoms.

Anti-tumor Activity -- ALK+ NSCLC Patients

  Objective responses were observed in ALK+ NSCLC patients at the lowest dose tested in these patients (60 mg), and responses were observed in patients who were either TKI-naïve or resistant to crizotinib.
  Of the 57 ALK+ NSCLC patients evaluable for response, 41 (72%) demonstrated an objective response, including 40 partial responses (PR) and one complete response (CR).
  Of the six TKI-naïve ALK+ NSCLC patients treated with AP26113, all demonstrated an objective response, including one CR.
  Of the 51 crizotinib-resistant ALK+ NSCLC patients treated with AP26113, 35 (69%) demonstrated an objective response, with response durations ranging from 1.6 to 14.7+ months. Of the 49 patients with follow-up scans, median progression-free survival is 10.9 months by RECIST determination.
  Of particular note, 9 of 13 (69%) ALK+ NSCLC patients with pre-existing brain metastases had evidence of radiographic improvement in those metastases, and 11 of these patients remain on study. In addition, improvement in a patient with leptomeningeal metastasis was observed.

A separate, pivotal global Phase 2 trial of AP26113 in patients with locally advanced or metastatic NSCLC who were previously treated with crizotinib is open and enrolling patients. The ALTA (ALK in Lung Cancer Trial of AP26113) trial is designed to determine the safety and efficacy of AP26113 in refractory ALK+ NSCLC patients. The trial will enroll approximately 220 patients including those with brain metastasis. Patients will be randomized 1:1 to receive either 90 mg of AP26113 once per day continuously or a lead-in dose of 90 mg per day for 7 days followed by 180 mg once per day continuously.

“These updated Phase 1/2 data of AP26113 and in particular the data on the safety of the two dosing regimens inform the design of the ALTA trial,” stated Frank G. Haluska, M.D., Ph.D., senior vice president of clinical research and development and chief medical officer at ARIAD. “With continued responses seen in the ongoing Phase 1/2 trial, we believe AP26113 has the potential to be a compelling new treatment option for patients with ALK-positive lung cancer.”

Investor and Analyst Briefing and Webcast

ARIAD will host an investor and analyst briefing from ASCO on Monday June 2, 2014. This breakfast meeting will feature Dr. Lyudmila Bazhenova from UC San Diego Moores Cancer Center to discuss the AP26113 clinical data being presented at ASCO, Dr. Michael J. Mauro from Memorial Sloan Kettering Cancer Center to discuss clinical data on ponatinib in CML, and Dr. Michael C. Heinrich from Oregon Health and Science University to discuss ponatinib clinical data in GIST.

The meeting will be webcast live along with slides and can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com.

Date:	Monday, June 2, 2014
Time:	7:30 a.m. to 8:30 a.m. (CT)
Location:	Hilton Chicago, Marquette Room

A replay of the investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived on the site for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least 15 minutes prior to the scheduled start time.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for AP26113. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-620-4888
Liza.heapes@ariad.com